Exhibit 11
                            THERMO ECOTEK CORPORATION

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                   --------------------------
                                                     March 29,      March 30,
                                                          1997           1996
   --------------------------------------------------------------------------

   Net income (a)                                  $   952,000    $   609,000
                                                   ===========    ===========
   Shares:
   Weighted average shares outstanding              25,037,569     23,316,829

   Add: Shares issuable from assumed exercise of
        options (as determined by the application
        of the treasury stock method)                  416,309        519,237

        Shares issuable from assumed conversion
        of noninterest-bearing subordinated
        convertible debentures                       1,586,510        629,681
                                                   -----------    -----------
   Weighted average shares - primary (b)            27,040,388     24,465,747
                                                   ===========    ===========
   Primary earnings per share (a) / (b)            $       .04    $       .02
                                                   ===========    ===========
PAGE

                                                                    Exhibit 11
                            THERMO ECOTEK CORPORATION

                        Computation of Earnings per Share (continued)


                                                        Six Months Ended
                                                   --------------------------
                                                     March 29,      March 30,
                                                          1997           1996
   --------------------------------------------------------------------------

   Net income (a)                                  $ 5,252,000    $ 3,661,000

   Add: Convertible debenture interest,
        net of tax                                     835,000        822,000
                                                   -----------     ----------
   Income applicable to common stock assuming
     full dilution (b)                             $ 6,087,000    $ 4,483,000
                                                   ===========    ===========
   Shares:
   Weighted average shares outstanding              24,772,439     23,304,042

   Add: Shares issuable from assumed exercise of
        options (as determined by the application
        of the treasury stock method)                  451,012        481,431

        Shares issuable from assumed conversion
        of noninterest-bearing subordinated
        convertible debentures                       1,826,827        314,840
                                                   -----------    -----------
   Weighted average shares - primary (c)            27,050,278     24,100,313

   Add: Incremental shares issuable from
        assumed exercise of options
        (as determined by the application
        of the treasury stock method)                    5,115         65,212

        Shares issuable from assumed
        conversion of 4% subordinated
        convertible debentures                      10,821,484     10,815,789
                                                   -----------    -----------
   Weighted average shares - fully diluted (d)      37,876,877     34,981,314
                                                   ===========    ===========
   Primary earnings per share (a) / (c)            $       .19    $       .15
                                                   ===========    ===========
   Fully diluted earnings per share (b) / (d)      $       .16    $       .13
                                                   ===========    ===========